SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No. 1)


Filed by the Registrant  [   ]

Filed by a Party other than the Registrant  [ x ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

[ x ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)
240.14a-12


                           MAXXAM INC.
        (Name of Registrant as Specified in Its Charter)


       AS YOU SOW FOUNDATION, JILL RATNER, THOMAS W. LITTLE
           (Name of Person(s) Filing Proxy Statement,
                  if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required

[   ]  Fee computed on table below per Exchange Act Rules 14a-
6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:________________________________________________________

     (2) Aggregate number of securities to which transaction applies:________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):____________________________________________________

     (4)  Proposed maximum aggregate value of transaction:______

     (5)  Total fee paid:_______________________________________

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:_______________________________

     (2)  Form, Schedule or Registration Statement No.:_________

     (3)  Filing Party:_________________________________________

     (4)  Date Filed:___________________________________________

                          PROXY STATEMENT
                                OF
                       AS YOU SOW FOUNDATION
              AND TWO OFFICERS OF THE ROSE FOUNDATION
                    JILL RATNER AND THOMAS W. LITTLE
                        IN CONNECTION WITH
               A SHAREHOLDER SOLICITATION REGARDING
         THE ELECTION OF TWO INDEPENDENT COMMON DIRECTORS
                                AND
               A PROPOSAL THAT MAXXAM INC. BECOME A
      WILLING SELLER OF ITS HEADWATERS FOREST AREA PROPERTIES


                                                        May 5, 1997

     As You Sow Foundation, Jill Ratner and Thomas W. Little (the "Proponents") furnish this Proxy Statement in connection with the solicitation of proxies for use at the Annual Meeting (the "Annual Meeting") of Shareholders of MAXXAM Inc. ("MAXXAM" or the "Company") to be held on Thursday, May 22, 1997, 10:00 a.m. at The Houstonian Hotel & Conference Center, 1111 North Post Oak Lane, Houston, Texas or at any postponement or rescheduling thereof. Copies of the Proxy Statement and form of proxy are being mailed by the Proponents to shareholders on or about May 5, 1997.

Dear Fellow MAXXAM Shareholder:

     We believe that long-standing controversies regarding Headwaters Forest and MAXXAM's forest management policies could depress the value of the shareholders' investment, severely impair MAXXAM's ability to conduct business, threaten MAXXAM's long-term financial success and are, therefore, of profound concern to all of us as shareholders.

     We believe that resolution of the Headwaters Forest controversy and other pressing Company matters require the participation of truly independent Common Directors, committed to representing the long term interests of MAXXAM's common stock holders and to increasing shareholder value.

     To this end, we propose the following:

     1. Electing William A. Newsom and Richard D. Baum, both independent nominees, to serve on our Board as the two directors chosen by the holders of Common Stock (the "Common Directors"). Mr. Newsom is president of Newsom Associates, trust administrator of the Gordon Getty Family Trust, and a retired Associate Justice of the California Court of Appeal. Mr. Baum is president and chief executive officer of Care West Insurance Co. and was chief deputy insurance commissioner of the State of California and trustee of Executive Life Insurance Co. in rehabilitation and liquidation.

     2.  Adopting the following resolution (the "Willing Seller
Proposal"):

       RESOLVED: The shareholders request that MAXXAM become a "willing seller" of its Headwaters Forest properties, seeking to sell or trade all Company properties within the 60,000 acre Headwaters Forest area in northern California, to a government agency or conservation organization, for appropriate consideration, which may include relief from potential financial liabilities related to pending litigation
     (sometimes called debt-for-nature), in a manner consistent with sound tax planning.

     We urge all shareholders to attend the meeting in person.
If you are unable to attend in person and wish to have your shares voted, please sign and date the enclosed blue proxy card, and return it in the postpaid envelope as promptly as possible. By returning the enclosed proxy, shareholders will be able to vote on our nomination of Mr. Newsom and Mr. Baum to serve as the two Common Directors, to be elected by the holders of Common Shares in lieu of the two individuals nominated by the Company. Shareholders will also be able to vote on our Willing Seller Proposal.

     PLEASE SIGN, DATE AND RETURN TODAY THE ENCLOSED BLUE PROXY
CARD TO:

        ROSE FOUNDATION FOR COMMUNITIES AND THE ENVIRONMENT
                   6008 College Avenue, Suite 10
                    Oakland, California   94618

                           VOTING RIGHTS

     The Company's Board of Directors has fixed the close of business on March 25, 1997 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only holders of record of the 8,631,573 shares of Common Stock (the "Common Stock") and the 688,856 shares of Class A $.05 Non-Cumulative Participating Convertible Preferred Stock (the "Preferred Stock") are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote, and each share of Preferred Stock is entitled to ten votes on such matters as may properly come before the Annual Meeting or any adjournments thereof. The holders of Common Stock, voting separately as a class, will also be entitled to elect two members of the Company's Board of Directors (the "Common Directors").


                       ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation currently provides for three classes of directors having staggered terms of office, with directors of each class to be elected by the holders of the Company's Common Stock and Preferred Stock, voting together as a single class, for terms of three years and until their respective successors have been duly elected and qualified. The Company's Restated Certificate of Incorporation also provides that so long as any shares of the Preferred Stock are outstanding, the holders of Common Stock, voting as a class separately from the holders of any other class or series of stock, shall be entitled to elect, for terms of one year, at each annual meeting, the greater of (i) two directors, or (ii) that number of directors (rounded up to the nearest whole number) to be in office subsequent to such annual meeting.

     We have nominated William A. Newsom and Richard D. Baum to serve on the Board of Directors of MAXXAM Inc. as the Common Directors to be chosen by the holders of Common Stock, because we believe that MAXXAM needs effective independent voices at this time. We believe that Messrs. Newsom and Baum are such independent candidates, who are not affiliated with (and do not have the support of) MAXXAM Management or the Board of Directors. We have nominated them because of their experience and judgment, as well as their commitment to protecting shareholder interests and increasing shareholder value.

     William A. Newsom, age 63, is a retired Associate Justice of the California Court of Appeal and president of Newsom Associates, 3717 Buchanan Street, Second Floor, San Francisco, California 94123. He is also trust administrator of the Gordon Getty Family Trust, a trustee of Ronald Family Trust A, and a director of the Conservation Corporation, Johannesburg, South Africa. He holds a Master of Arts degree and Juris Doctor degree from Stanford University and is the beneficial owner of 100 shares of MAXXAM Inc. Common Stock, purchased on March 20, 1997 and held in street name.

     Richard D. Baum, age 50, is president and chief executive officer of Care West Insurance Company, 4020 Sierra College Boulevard, Rocklin, California 95677, and a trustee of the San Francisco Culinary, Bartenders and Service Employees Pension Trust Fund, Welfare Fund, Education Fund and Legal Fund. He has served as chief deputy insurance commissioner for the State of California; trustee of Executive Life Insurance Company in rehabilitation and liquidation; and senior vice president for administration of Amfac, Inc., supervising transition activities in connection with merger of Amfac, Inc. into JMB Realty
Corporation.   He holds a Master of Arts degree from the State
University of New York at Albany and the degree of Juris Doctor from George Washington University, Washington, DC. Mr. Baum is the beneficial owner of 50 shares of MAXXAM Inc. Common Stock, purchased on March 17, 1997 and held in street name.

     The Company's 1997 Proxy Statement (incorporated herein by reference) sets forth the names and ages of the other nominees and describes the principal business experience of each, as well as the year each first held Company office and/or served as a director, the number of shares each beneficially owns, and the percentage of outstanding shares owned by each nominee. Information is also provided concerning the committees of the Board.

     Messrs. Newsom and Baum should be chosen by the holders of Common Stock as our Common Directors in lieu of Stanley D. Rosenberg and Robert J. Cruikshank, the nominees presented in the Company's Proxy Statement for these two positions. For the reasons set forth more fully below, we believe that our Company is at a critical juncture and that the holders of Common Stock need independent, effective voices on the Board of Directors and that Messrs. Newsom and Baum are well suited to the task of enhancing shareholder value.

     We therefore ask the holders of MAXXAM Common Stock to vote
FOR William A. Newsom and FOR Richard D. Baum to serve on the
Board of Directors.

                PROPOSAL OFFERED BY THE PROPONENTS

     We further propose that the shareholders of MAXXAM Inc.
adopt the following resolution:

       "RESOLVED: The shareholders request that MAXXAM become a "willing seller" of its Headwaters Forest properties, seeking to sell or trade all Company properties within the 60,000 acre Headwaters Forest area in northern California, to a government agency or conservation organization, for appropriate consideration, which may include relief from potential financial liabilities related to pending litigation
     (sometimes called debt-for-nature), in a manner consistent with sound tax planning."

     The 60,000 acres known as the greater Headwaters Forest area, owned by MAXXAM subsidiary Pacific Lumber, contain the last substantial stands of ancient redwood in private hands anywhere in the world. For more than a decade, Headwaters' cathedral-like groves have attracted nationwide conservationist concern and action.

     The United States Fish and Wildlife Service has designated approximately 33,000 acres on Company lands in the Headwaters Forest area as critical habitat for the marbled murrelet, a federally listed threatened seabird. Coho salmon spawn in streams throughout the Headwaters Forest area; National Marine Fisheries Service listed these salmon stocks as threatened on April 25, 1997. This listing may have a substantial impact on the commercial value of these holdings.

     Management of the Headwaters Forest area has been a source of conflict, protest and litigation since the Company acquired Pacific Lumber in 1985. Since 1988, environmentalists have brought 14 separate state and federal lawsuits challenging Pacific Lumber plans to log old-growth habitat. In 1995, logging operations in one of six old-growth groves in the Headwaters Forest area were blocked by federal court order after protracted litigation, costing $1,110,344 in plaintiffs' attorneys' fees above and beyond fees paid directly by MAXXAM and its subsidiary, Pacific Lumber. Although the Company persisted in litigating this costly case all the way to the U.S. Supreme Court, the injunction still stands, rendering commercial value of this prime grove highly uncertain.

     In February 1997, plans to log within the 60,000 acre greater Headwaters Forest area sparked a nationwide boycott of old-growth redwood.

     State and federal laws already restrict the Company's ability to log in this area and limit its ability to maximize financial return from the greater Headwaters Forest. The Company has sued both governments alleging taking of property without just compensation. However, the outcome of these lawsuits is hard to predict.

     On September 28, 1996, the Company agreed to stay those lawsuits and trade two of six ancient groves in the Headwaters Forest area to the Federal Government in exchange for other property. In our view, the Willing Seller Proposal is completely consistent with consummation of this agreement. We believe that consummation of the September 28th agreement could be an important first step toward resolving the Headwaters controversy, but many factors threaten this agreement, including uncertainty that the government will approve Company logging plans for the rest of the 60,000 acre Headwaters area, and the near certainty that any plan for logging in any ancient groves in the Headwaters area will be challenged in court.

     These uncertainties may depress Company bond ratings. On October 24, 1996, Standard and Poor's lowered its rating on certain Company bonds from B+ to B. S&P states, "Given substantial hurdles in the form of government approvals which must be overcome to complete the transaction and the undetermined form of consideration to be paid to the company, this development (the September 28th agreement) afford little comfort to debtholders for the time being."

     Conservationists and government officials have expressed interest in preserving and protecting all six ancient groves in the Headwaters Forest area and other areas within the 60,000 acres.

     We believe that it is time for the Company to end the damaging Headwaters Forest controversy by selling or trading all 60,000 acres of Headwaters Forest area to a Government agency or non-profit conservation organization for appropriate consideration. That consideration may include cash as well as property trades and should be structured to be consistent with sound tax planning. The consideration should be equivalent in value to the fair market value of the properties sold or traded, taking into account probably restrictions on their use and factoring in uncertainties regarding any potential adverse condemnation claims. Any such restrictions and uncertainties may significantly reduce the price obtainable in any such transaction.

     An additional form of consideration suggested by many conservationists, which we also believe could be an appropriate form of consideration for at least some portions of the property is sometimes called a debt-for-nature settlement. In this kind of settlement, the Federal Government would take title to some portion of the Headwaters Forest area in exchange for relief from potential financial liabilities related to pending litigation. MAXXAM faces potential liabilities in three separate legal proceedings based on the failure and $1.6 billion bailout of United Savings Association of Texas, an institution MAXXAM is alleged to have controlled.

     -- An action by the United States Office of Thrift
Supervision (OTS) seeks restitution for at least $500,000,000 in losses plus $839,000 in penalties. MAXXAM is a Respondent in this action and has agreed to indemnify several other
Respondents, including Company CEO and president Charles Hurwitz, with significant resulting exposure for restitution and penalties.

     -- The Federal Deposit Insurance Corporation (FDIC) filed a separate action seeking $250,000,000 in damages from MAXXAM president and Chief Executive Officer Charles Hurwitz, which MAXXAM may be forced to indemnify. Among other things, the FDIC alleges that Mr. Hurwitz "engaged in a pattern of deceptive financial reporting and balance sheet manipulation." (Complaint, FDIC v. Hurwitz, paragraph 16, filed August 2, 1995 in United States District Court for the Southern District of Texas). No determination as to the merits of the litigation has been made, and the final judgment will be determined in a court of law.

     -- A related False Claims Act lawsuit has been filed against MAXXAM for Treasury losses related to the United Savings
Association of Texas bailout in which treble damages may be awarded, raising potential liability in that suit to more than $4 billion.

     At this time, no determination has been made as to the merits of these three cases. Final judgment will be determined in an appropriate administrative proceeding, in the case of OTS, or in a court of law. The OTS case is currently set for hearing beginning September 22, 1997. Both the FDIC case and the False Claims Act case are pending in Federal District Court for the Southern District of Texas, but no date has been set for trial of those lawsuits.

     The FDIC and False Claims Act Relator have said they will consider settling claims for some portion of Company forest land within the 60,000 acre Headwaters Forest area. OTS also may be willing to settle its financial claims in this manner. MAXXAM may also gain tax benefits by donating properties in the Headwaters Forest area to a Government agency or non-profit conservation organization in conjunction with settlement of these claims. Until the details of a settlement can be worked out and agreed upon there is no assurance that any of these parties would, ultimately, be willing to settle their claims for these properties, even for those parties who have stated that they would consider such a settlement. We believe independent director participation in oversight of these negotiations is vital to ensure that the best interests of the shareholders are protected.

     We recognize that even if this proposal is adopted, there can be no assurance that a purchaser will be willing to acquire the Headwaters Forest. We nonetheless believe that a debt-for-nature settlement of the Company's potential savings-and-loan-related liabilities, as part of a comprehensive package of consideration for the Company's Headwaters Forest area properties, can protect the Company from significant potential liability while putting an end to the long-standing Headwaters Forest controversy and its profound negative impacts on the Company.

     PLEASE VOTE "FOR" THIS PROPOSAL THAT MAXXAM BECOME A WILLING
SELLER OF ITS HEADWATERS FOREST AREA PROPERTIES.


                         VOTING PROCEDURES

     The Company's proxy statement and proxy card include the Willing Seller Proposal, but not the names of William A. Newsom and Richard D. Baum, our nominees for Common Director.

     The presence, in person or by proxy, of the holders of shares of the Company's capital stock entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. A plurality of the votes present, in person or by proxy, is necessary for the election of directors. Adoption of the Willing Seller Proposal will require the affirmative vote of a majority of the votes present, in person or by proxy. The Willing Seller Proposal is advisory in nature and cannot be implemented without Board approval. Under Delaware law, abstentions and broker non-votes will have no effect on the outcome of elections of directors. Abstentions and broker non-votes are counted for the purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will be excluded from the number of shares present and entitled to vote thereon.

     Unless otherwise directed on the proxy card, as more fully described below, we will vote FOR Mr. Newsom and FOR Mr. Baum to serve as the Common Directors chosen by the holders of Common
Stock; we will also vote FOR the Willing Seller Proposal described herein.

     The accompanying blue Annual Meeting proxy card will be voted at the Annual Meeting in accordance with your instructions on the card. You may vote FOR the election of Mr. Newsom, Mr. Baum or both as Common Directors, or you may withhold authority to vote for the election

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

of Mr. Newsom, Mr. Baum or both by marking the proper box or boxes on the blue Annual Meeting proxy card. It will not be possible to vote for the election of Ezra G. Levin, who has been nominated by the Company to serve as the director chosen by holders of Common Stock and Preferred Stock, voting together, by using the blue Annual Meeting card. As required by Reg. Sec. 240.14a-4(d)(iv) of the Proxy Rules, we hereby state that there is no assurance that the registrant's nominees will serve if elected with any of the soliciting parties' nominees. However, we have no reason to believe that they will not serve. IF NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE SHARES REPRESENTED BY THE BLUE PROXY CARD FOR THE ELECTION OF MR. NEWSOM AND MR. BAUM AS COMMON DIRECTORS, AS WELL AS FOR THE WILLING SELLER PROPOSAL, PROVIDED THAT YOU HAVE SIGNED AND DATED THE PROXY CARD.


                         REVOCATION RIGHTS

     You may revoke a proxy vote any time before the tally by (1) executing a later proxy card, (2) appearing at the meeting to vote, or (3) delivering to the proxy holder or the Company's secretary written notice of revocation prior to the date of the meeting. The Company's secretary is Byron L. Wade, and MAXXAM's offices are located at 5847 San Felipe, Suite 2600, Houston, Texas 77057. The mailing address is P.O. Box 572887, Houston, Texas 77257-2887, telephone (713) 975-7600, fax (713) 267-3703.

     We will keep the content of all cards we receive confidential from everyone except those working directly with us and our staff until the annual meeting, at which time our cards must be presented to the company's tabulator in order to be counted.


                           SOLICITATION

     The participants in this solicitation are As You Sow Foundation, which owns 100 shares of MAXXAM Common Stock, and its staff, as well as The Rose Foundation for Communities & the Environment (the "Rose Foundation") and its staff. The Rose Foundation is not an owner of any stock, although its President, Jill Ratner, and its Executive Director, Thomas W. Little, own 100 shares of MAXXAM Common Stock as tenants in common. In addition, Ms. Ratner owns 50 shares in her own name. Proxies will be sought by mail, facsimile, telephone and personal interview. The Rose Foundation will bear the cost of this solicitation, expected to be $24,000, and to date it has expended approximately $5,000. The Proponents have retained Garland Associates to assist in the distribution and solicitation of proxies at a cost of approximately $6,500. The Rose Foundation will not seek reimbursement from the Company for the costs of the solicitation. Both As You Sow Foundation and the Rose Foundation have engaged in advocacy and public education efforts seeking to preserve the Headwaters Forest area. The Rose Foundation and its Headwaters Acquisition and Restoration Trust have solicited contributions that would be used towards purchasing areas of the Headwaters Forest that are not acquired by the federal government, in the event that MAXXAM should decide to make any such properties available and should a willing buyer be found.
To date, the Rose Foundation and its Headwaters Acquisition and Restoration Trust have received $4,500 in cash plus a $5 million pledge that could be used for that purpose. The Rose Foundation does not plan to acquire any such properties on its own behalf, nor is the Rose Foundation acting on behalf of any potential buyer and would not directly benefit from any such acquisition.


RECORD DATE/SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE
OFFICERS/EXECUTIVE COMPENSATION/ELECTION OF DIRECTORS

     Information on these subjects appear in the Company's proxy statement.


              SHAREHOLDER PROPOSALS FOR 1998 MEETING

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


     Shareholders owning over $1,000 in stock for over one year have the right to have a proposal included in management's proxy statement. The deadline to submit such proposals to the Company appears in the Company's proxy statement.

      PLEASE VOTE FOR WILLIAM A. NEWSOM AND RICHARD D. BAUM,
            AND "FOR" THIS PROPOSAL THAT MAXXAM BECOME
    A WILLING SELLER OF ITS HEADWATERS FOREST AREA PROPERTIES.


                           Sincerely,


/s/ Conrad MacKerron     /s/ Jill Ratner     /s/ Thomas W. Little
Conrad MacKerron         Jill Ratner         Thomas W. Little


                    For Additional Information
                            Please Call

                          Proxy Solicitor
                     Garland Associates, Inc.
                      Toll Free (800)455-6034

                                or
                        The Rose Foundation
                   Jill Ratner/Thomas W. Little
                       Collect (510)658-0702

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


ODDFOOTER: CURRENT CARD
                            MAXXAM INC.
                1997 Annual Meeting of Shareholders
                    This Proxy Is Solicited by
       As You Know Foundation, Jill Ratner and Thomas Little

The undersigned shareholder of MAXXAM Inc. hereby appoints each of Jill Ratner and Thomas Little, and each of them with full power of substitution, for and in the name below, all shares of Common Stock of MAXXAM Inc. that the undersigned is entitled to vote if personally present at the 1997 Annual Meeting of Shareholders of MAXXAM Inc., to be held on May 22, 1997 at The Houstonian Hotel & Conference Center, 1111 North Post Oak Lane, Houston, Texas at 10:00 A.M. (local time) or at any adjournment, postponement or rescheduling thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

     AS YOU SOW FOUNDATION, JILL RATNER AND THOMAS W. LITTLE
RECOMMEND A VOTE FOR WILLIAM A. NEWSOM AND RICHARD D. BAUM ON
ITEM 1 AND FOR ITEM 2.

Item 1:   Election of Directors
          As You Sow Foundation, Jill Ratner and Thomas W.
          Little intend to use this proxy to vote for William
          A. Newsom and Richard D. Baum, whom they have nominated to serve as the two Directors to be elected by holders of shares of Common Stock (the "Common Directors"). By using this card, you will not be able to vote for the Company's two nominees for Common Director (Stanley D. Rosenberg and Robert J. Cruikshank) or the Company's nominee to be elected by holders of the Common and Preferred Stock, voting together (Ezra G. Levin). You should refer to the proxy statement and form of proxy distributed by the Company for the background, qualifications and other information concerning the Company's nominees.

Item 2: To act upon a stockholder proposal, if presented at the meeting by As You Sow Foundation, Jill Ratner and Thomas W. Little, relating to 60,000 acres of timberlands in northern California owned by the Company's principal forest products subsidiary.

          /x/ PLEASE MARK VOTES AS IN THIS EXAMPLE

     As You Sow Foundation, Jill Ratner and Thomas W. Little recommend a vote FOR William A. Newsom and Richard D. Baum on
Item 1 and FOR Item 2.
1. Election of Directors

     (a) William A. Newsom (for term expiring in 1998)

     /  / FOR nominee listed  /  / WITHHOLD AUTHORITY
                                   to vote for nominee

     (b) Richard D. Baum (for term expiring in 1998

     /  / FOR nominee listed  /  / WITHHOLD AUTHORITY
                                   to vote for nominee


2. Proposed resolution submitted by As You Sow Foundation, Jill
Ratner and Thomas Little relating to 60,000 acres of timberlands in northern California owned by the Company's principal forest products subsidiary.

     FOR /  /  AGAINST /  /   ABSTAIN /  /

WHERE NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY
THIS PROXY WILL BE FOR WILLIAM A. NEWSOM AND RICHARD D. BAUM ON
ITEM 1 AND FOR ITEM 2.

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH
OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY
ADJOURNMENT, POSTPONEMENT OR RESCHEDULING THEREOF, HEREBY
REVOKING ANY PROXY OR PROXIES HERETOFORE GIVEN BY THE
UNDERSIGNED.

This Proxy, when properly executed, will be voted in the manner marked herein by the undersigned shareholder. Reg. section 240.14a-4(d)(iv) of the Proxy rules requires the following statement on this card: There is no assurance that the registrant's nominees will serve if elected with any of the soliciting partly's nominees.


     (place mailing label here)


Please date and sign this proxy exactly as your name appears hereon:


Dated:________________________, 1997


____________________________      _______________________________
(Signature)                       (Signature, if held jointly)

                                  _______________________________
                                  (Title)

When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

To vote in accordance with the recommendation of As You Sow
Foundation, Jill Ratner and Thomas W. Little, just sign and date this proxy. No boxes need to be checked.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN
THE ENCLOSED ENVELOPE PROVIDED.